Exhibit 7.08

November 14, 2005

Mr. Amos B. Hostetter, Jr.
PH Investments, LLC
Lewis Wharf
Boston, MA 02110

Dear Amos:

As we have discussed previously, I and the other individuals and entities that will own shares of Series A Voting Preferred Stock of Insight Communications Company, Inc. (“Insight”), as the Surviving Corporation, following the Merger would like you (“Hostetter”) to serve as one of our nominees as an independent director on the Surviving Corporation’s board of directors.  You also have expressed to me an interest in making an investment in the Surviving Corporation in the amount of $40,000,000, which investment will be made through PH Investments, LLC, a Delaware limited liability company (“PHI”), and effected through an initial investment by PHI in shares of Class C Preferred Stock, par value $0.01 per share (the “Class C Preferred Stock”), of Insight Acquisition Corp., a Delaware corporation (“Acquisition”), followed by the conversion of those shares in the Merger into shares of Series C Non-Voting Preferred Stock (as defined in the Merger Agreement) of the Surviving Corporation.  To effectuate PHI’s investment in the Class C Preferred Stock, PHI and the other parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this letter agreement shall have the meanings set forth for them in the Amended and Restated Exchange Agreement, dated as of November 10, 2005 (the “Exchange Agreement”), by and among Insight, Acquisition, Sidney R. Knafel (“Knafel”), Michael S. Willner (“Willner”), the other Insight stockholders party thereto, Continuing Investor Holding Company, LLC, a Delaware limited liability company, and Carlyle Partners III Telecommunications, L.P., Carlyle Partners IV Telecommunications, L.P., C.P. III Coinvestment, L.P. and CP IV Coinvestment, L.P., each a Delaware limited partnership (collectively, “Carlyle”).  The signatories to this letter agreement are sometimes referred to herein, individually, as a “party” and, collectively, as the “parties” to this letter agreement.

2.             Cash Investment by PHI.  PHI shall make a cash contribution to Acquisition of Forty Million Dollars ($40,000,000.00).  In consideration for the foregoing contribution, Acquisition shall issue to PHI, and PHI shall receive, a number of validly issued, fully paid and non-assessable shares of Class C Preferred Stock, having the voting powers, designations, preferences, rights and other terms prescribed in the certificate of incorporation of Acquisition substantially in the form attached hereto as Exhibit A (the “Acquisition Charter”), equal to the amount of such cash contribution divided by $11.75.

3.             Closing; Closing Deliveries.

3.1           Closing.  The closing of the transactions contemplated in Section 2 hereof shall be held at the place and time of the Exchange Closing, which time shall be immediately prior to the time of the Closing under the Merger Agreement.  The obligation of PHI to make the cash contribution under Section 2 hereof is not subject to any condition other than the occurrence of the Exchange Closing.

3.2           Closing Deliveries.  At the Exchange Closing, concurrently with the cash contribution to be made by Carlyle pursuant to Section 1.2 of the Exchange Agreement,  (a) PHI shall deliver to Acquisition the cash payment required by Section 2 hereof by wire transfer of immediately available funds; and (b) Acquisition shall deliver to PHI a duly executed certificate or certificates registered in the name of PHI representing the aggregate number of shares of Class C Preferred Stock to be issued to PHI pursuant to Section 2 hereof.

4.             Representations and Warranties.

4.1           Representations and Warranties of Acquisition.  Acquisition represents and warrants to PHI as follows:

(a)           Acquisition has all requisite corporate power and authority to enter into this letter agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this letter agreement by Acquisition, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Acquisition.  This letter agreement has been duly executed and delivered by Acquisition and constitutes a valid and binding obligation of Acquisition enforceable in accordance with its terms.  Neither the execution and delivery of this letter agreement, nor the consummation of the transactions contemplated hereby nor compliance with the terms hereof will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or bylaws of Acquisition, or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Acquisition or to its property or assets.

(b)           (i) As of immediately prior to the Exchange Closing, the authorized capital stock of Acquisition shall consist only of 10,000,000 shares of Class B Preferred Stock, par value $0.01 per share, of Acquisition (the “Class B Preferred Stock”), having the voting powers, designations, preferences, rights and other terms prescribed in the Acquisition Charter, 15,000,000 shares of Class C Preferred Stock having the voting powers, designations, preferences, rights and other terms prescribed in the Acquisition Charter, and 55,000,000 shares of Class D Preferred Stock, par value $0.01 per share, of Acquisition, having the voting powers, designations, preferences, rights and other terms prescribed in the Acquisition Charter, and (ii) as of the date hereof and immediately prior to the Exchange Closing, no shares of capital stock of Acquisition are or shall be issued and outstanding other than 517,836 shares of issued and outstanding Class B Preferred Stock held by Carlyle.

(c)           The Class C Preferred Stock to be issued pursuant to Section 2 hereof has been duly authorized for issuance and sale pursuant to such section, and when issued and delivered by Acquisition against payment therefor in accordance with the terms of this letter agreement, will be duly and validly issued and fully paid and non-assessable, issued in compliance with all applicable federal and state securities laws and regulations, and issued free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest.

4.2           Representations and Warranties of PHI.  PHI represents and warrants to Acquisition as follows:

(a)           PHI has all requisite limited liability company power and authority to enter into this letter agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this letter agreement by PHI, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary limited liability company action on the part of PHI.  This letter agreement has been duly executed and delivered by PHI and constitutes a valid and binding obligation of PHI enforceable in accordance with its terms.  Neither the execution and delivery of this letter agreement, nor the consummation of the transactions contemplated hereby nor compliance with the terms hereof will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, the operating agreement or certificate of formation of PHI, or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to PHI or to its property or assets.

(b)           (i) Hostetter is the sole manager of PHI, and PHI is controlled by Hostetter; and (ii) all of the equity interests of PHI are owned by Hostetter and one or more members of his immediate family.

(c)           PHI will have sufficient funds to make the contribution to Acquisition described in Section 2 hereof at the Exchange Closing.

(d)           PHI is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the acquisition of the Class C Preferred Stock, including investments in securities issued by Acquisition, and is capable of evaluating the merits and risks of such investment.  PHI has requested, received, reviewed and considered all information that it deems relevant in making an informed decision to purchase the Class C Preferred Stock.  PHI further represents that it has had an opportunity to ask questions and receive answers from Acquisition regarding the purchase of the Class C Preferred Stock described in Section 2 hereof and the business, properties, prospects and financial condition of Acquisition.

(e)           PHI is purchasing the Class C Preferred Stock for its own account for investment only, and, except as contemplated in this letter agreement or the Merger Agreement, it has no present intention of distributing the Class C Preferred Stock, and there is no arrangement or understanding with any other Persons regarding the distribution of the Class C Preferred Stock in violation of any applicable federal or state securities laws.

(f)            Except as contemplated by this letter agreement or the Merger Agreement, PHI shall not, directly or indirectly, offer to Transfer or Transfer (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares of Class C Preferred Stock purchased by it hereunder except in compliance with the Securities Act, applicable blue sky laws and the rules and regulations promulgated thereunder.  PHI also understands that there is no assurance that any exemption from registration under the Securities Act and applicable blue sky laws will ever be available and that, even if available, such exemption may not allow PHI to Transfer all or any portion of its shares of Class C Preferred Stock under the circumstances, in the amounts or at the times that it might propose.

(g)           PHI is able to bear the economic risk of holding the shares of Class C Preferred Stock to be issued to it hereunder for an indefinite period, including the loss of its entire investment.  The Class C Preferred Stock was not offered or sold to PHI by any form of general solicitation or advertising.  PHI has not been organized for the purpose of acquiring shares of Class C Preferred Stock.

4.3           No Other Representations and Warranties.  PHI acknowledges that, except for the representations and warranties made by Acquisition to PHI in Section 4.1 hereof, no party to this letter agreement (and no Person acting on behalf of a party) makes or has made to PHI any representations and warranties of any nature whatsoever.

5.             Investment Fee.  Subject to the performance by PHI of its obligations hereunder, at or immediately following the Effective Time of the Merger, Insight, as the Surviving Corporation, shall pay to PHI in cash an investment fee of Four Hundred Thousand Dollars ($400,000.00).

6.             Securityholders Agreement.  PHI shall execute and deliver, at the time of the Closing of the Merger, a Securityholders Agreement substantially in the form attached hereto as Exhibit B.

7.             Termination.  This letter agreement shall automatically be terminated and forthwith become wholly void and of no further force and effect, and there shall be no liability on the part of any of the parties hereto arising out of this letter agreement, if the Merger Agreement shall have been terminated in accordance with its terms at any time prior to the Exchange Closing.  Except as and to the extent provided in this Section 7, this letter agreement may not otherwise be terminated except upon the written agreement of Acquisition, PHI, Insight, Carlyle, Knafel and Willner.  Notwithstanding any provision to the contrary in this Section 7, the termination of this letter agreement shall not relieve or release a party hereto from any liability or damages arising from a willful breach by such party of any provision of this letter agreement occurring prior to such termination.

8.             Amendments; Waivers.  Neither this letter agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Acquisition, PHI, Insight, Carlyle, Knafel and Willner.  No provision of this letter agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party hereto against whom the enforcement of such waiver, discharge or termination is sought.  No failure or delay by any party in exercising any of its rights, powers or privileges under this letter agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.             Governing Law; Jurisdiction.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except to the extent that mandatory provisions of federal law apply.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.           Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LETTER  AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND ANY OF THE DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH

WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.

11.           Assignment.  This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other parties hereto, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided that Acquisition may assign or transfer its rights, interests and obligations under this letter agreement to a Person to which Acquisition assigns or transfers its rights, interests and obligations under the Merger Agreement in accordance with the Merger Agreement.  This letter agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto.  Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this letter agreement or any provision hereof.

12.           Notification of Certain Matters.  Each party shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty of such party contained in this letter agreement to be untrue or inaccurate in any material respect, or (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this letter agreement; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the performance by the parties hereunder.

13.           Public Statements.  None of the parties shall issue or cause the publication of any press release or other public announcement with respect to this letter agreement or the transactions contemplated hereby without prior consultation with and approval by Insight, Acquisition, PHI, Carlyle, Knafel and Willner, except as may be required by law or any listing agreement with a national securities exchange to which Insight is a party, provided that in the case of any such required disclosure, the party making the required disclosure will, in good faith, consult with and consider the comments of the other parties regarding the nature, extent and form of such press release or public announcement, and, in any event, will provide prior notice of such required disclosure to the other parties to the extent practicable.

14.           Shareholder Capacity.  No party executing this letter agreement who is or becomes, or whose affiliate is or becomes, during the term hereof a director or officer of Insight shall be deemed to make any agreement or understanding in this letter agreement in such party’s or through its affiliate’s capacity as a director or officer of Insight, and nothing herein shall limit or affect any actions taken, or to be taken, by a party or its affiliate in its capacity as a director or officer of Insight.

15.           Severability.  If any provision of this letter agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible.  In any event, the invalidity or unenforceability of any provision of this letter agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this letter agreement in that jurisdiction or the validity or enforceability of this letter agreement, including that provision, in any other jurisdiction.

16.           Integration.  This letter agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof.

17.           Section Headings.  The section headings of this letter agreement are for convenience of reference only and are not to be considered in construing this letter agreement.

18.           Counterparts.  This letter agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Facsimile signatures of the parties hereto shall be deemed to be their original signatures for all purposes.

[Signature Page Follows.]

If the terms of this letter agreement are acceptable to you, please sign in the appropriate space below.

Sincerely,

/s/ Sidney R. Knafel

Sidney R. Knafel

Acknowledged and agreed to by:

PH INVESTMENTS, LLC

By:	/s/ Benjamin A. Gomez
Name: Benjamin A. Gomez
Title: Managing Director

INSIGHT ACQUISITION CORP.

By:	/s/ William E. Kennard
Name: William E. Kennard
Title: President

INSIGHT COMMUNICATIONS COMPANY, INC.

By:	/s/ Michael S. Willner
Name: Michael S. Willner
Title: President and Chief Executive Officer

/s/ Michael S. Willner
MICHAEL S. WILLNER

CARLYLE PARTNERS III TELECOMMUNICATIONS, L.P.
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member

By:	/s/ William E. Kennard
Name: William E. Kennard
Title: Managing Director

CP III COINVESTMENT, L.P.
By:	TC Group III, L.P., its General Partner
By:	TC Group III, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ William E. Kennard
Name: William E. Kennard
Title: Managing Director

CARLYLE PARTNERS IV TELECOMMUNICATIONS, L.P.
By:	TC Group IV, L.P., its General Partner
By:	TC Group IV, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member

By:	/s/ William E. Kennard
Name: William E. Kennard
Title: Managing Director

CP IV COINVESTMENT, L.P.
By:	TC Group IV, L.P., its General Partner
By:	TC Group IV, L.L.C., its General Partner
By:	TC Group, L.L.C., its Managing Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ William E. Kennard
Name: William E. Kennard
Title: Managing Director